Exhibit 4.11
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
L-1 IDENTITY SOLUTIONS, INC.

Pursuant to Section 151 of the
Delaware General Corporation Law

     L-1 Identity Solutions, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:
     WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, to fix by resolution the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof; and
     WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Series A Convertible Preferred Stock of the Company and the number of shares constituting such preferred stock;
     NOW, THEREFORE, BE IT RESOLVED, that the Company be, and hereby is, authorized to issue a new series of its preferred stock, par value $0.001 per share, on the following terms and with the following designations, power, preferences and rights:
     1. CERTAIN DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.
     “Affiliate” shall mean with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
     “Board” shall mean the Board of Directors of the Company.
     “Business Combination” shall mean (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.

     “Business Day” shall mean a day except a Saturday, a Sunday or other day on banks in the City of New York are authorized or required by applicable law to be closed.
     “Common Stock” shall mean shares of common stock, par value $0.001, of the Company.
     “Common Stock Event” shall mean at any time after the date of the original issuance of shares of Series A Preferred Stock, (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.
     “Conversion Date” has the meaning set forth in Section 7 hereof.
     “Conversion Price” has the meaning set forth in Section 7 hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Fair Market Value” shall mean an amount equal to the per share closing price of the Common Stock on the NYSE (or if the Common Stock is not then traded on the NYSE, on a similar national securities exchange or national quotation system) for the relevant determination date or, if the relevant determination date is not a Trading Day, on the Trading Day immediately prior to the relevant determination date (as reported on the website of the NYSE, or, if not reported thereby, any other authoritative source).
     “Initial Conversion Price” shall be $13.19.
     “Initial Purchaser” shall be Robert V. LaPenta.
     “Liquidation Preference” has the meaning set forth in Section 5 hereof.
     “Mandatory Conversion Date” shall be June 30, 2028.
     “NYSE” shall mean the New York Stock Exchange.
     “Parity Securities” has the meaning set forth in Section 3 hereof.
     “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
     “Rights or Options” shall mean Convertible Securities, warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.
     “Senior Securities” has the meaning set forth in Section 3 hereof.
     “Series A Preferred Stock” has the meaning set forth in Section 2 hereof.

     “Series B Preferred Stock” shall mean the 8% Series B Senior Preferred Stock, par value $0.001, of the Company, the terms of which are set forth in Section 8 hereto.
     “Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.
     “Trading Day” is a day on which the NYSE, or if the Company’s shares of Common Stock cease to be quoted on the NYSE, the principal national securities exchange on which the Company’s securities are listed, is open for trading, and only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
     2. NUMBER OF SHARES AND DESIGNATION. 25,000 shares of preferred stock of the Company shall constitute a series of preferred stock, par value $0.001 per share, of the Company designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate.
     3. RANK. The Series A Preferred Stock shall, with respect to payment of dividends and rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company (i) except to the extent otherwise provided herein rank on a parity with the Common Stock (the “Parity Securities”), and (ii) rank junior to each other class or series of equity securities of the Company, whether currently issued or issued in the future without violation of this Certificate, that by its terms ranks senior to the Series A Preferred Stock as to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Company (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Parity Securities or Senior Securities, as the case may be.
     4. DIVIDENDS.
     a) Holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, securities, evidences of indebtedness, assets or otherwise, of the Company, any of its Subsidiaries or any other Person (or rights, options or warrants to subscribe for or acquire any of the foregoing)) on the shares of Common Stock as if immediately prior to each record date for the payment of dividends to the holders of shares of Common Stock, the shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 7 below). Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock. Each such dividend or distribution shall be payable to the holders of record of shares of Series A Preferred Stock as they appear on the stock records of the Company at the close of business on the applicable record date, which shall be not more than 60 days nor less than 10 days preceding the related dividend or distribution payment date, as shall be fixed by the Board.

     b) If there shall be any dividend or distribution, in which holders of Series A Preferred Stock shall be entitled to participate pursuant to this Certificate, which is in the form of Common Stock or rights, options or warrants to subscribe for or acquire Common Stock, then such dividend or distribution shall instead be made to such holder in the form of Series A Preferred Stock (with the number of shares of Series A Preferred Stock issuable in such dividend or distribution being equal to the number of shares of Series A Preferred Stock that would be convertible under Section 7 into the number of shares of Common Stock that such holder would have received in such dividend or distribution, and, in the case of any such dividend or distribution that is in the form of rights, options or warrants to subscribe for or acquire Common Stock, a number of rights, options or warrants to subscribe for or acquire shares of Series A Preferred Stock (with (i) such number of shares of Series A Preferred Stock being equal to the number of shares of Series A Preferred Stock that would be convertible under Section 7 into the number of shares of Common Stock that such rights, options or warrants would have covered had such rights, options or warrants been to subscribe for or acquire Common Stock and (ii) such other terms of the rights, options or warrants (including exercise price and other terms) being such that such rights, option or warrants have equivalent economic and other terms as the rights, options or warrants to subscribe for or acquire Common Stock).
     5. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall, with respect to each share of Series A Preferred Stock, be entitled to be paid in redemption of such share out of the assets of the Company available for distribution to its stockholders a liquidation preference equal to $1,000 per share of Series A Preferred Stock, before any distribution is made to holders of shares of Common Stock (the “Liquidation Preference”). Neither a consolidation, merger, share exchange or similar transaction involving the Company and any other entity, nor a sale or transfer of all or any part of the Company’s assets for cash, securities or other property, shall be considered a liquidation, dissolution or winding up of the Company within the meaning of this Section 5.
     6. VOTING RIGHTS. Other than any voting rights provided by the Delaware General Corporation Law, the holders of shares of Series A Preferred Stock shall have no voting rights.
     7. OPTIONAL CONVERSION.
          (a) Conversion upon Transfer.
               (i) Any share of Series A Preferred Stock owned by the Initial Purchaser or any Affiliate of an Initial Purchaser shall not be convertible into any share of Common Stock so long as such share of Series A Preferred Stock is owned by such Initial Purchaser or such Affiliate of an Initial Purchaser, provided, however, a share of Series A Preferred Stock shall, at the option of the Initial Purchaser, be convertible (the date of such conversion, the “Conversion Date”) into fully paid and non-assessable shares of Common Stock at the conversion price equal to the “Initial Conversion Price” per share of Common Stock (as defined below), subject to adjustment as described in Section 7(c) hereof (as adjusted, the “Conversion Price”), if such conversion is then permissible in accordance with the rules and regulations of the NYSE. The number of shares of Common Stock into which one share of the Series A Preferred Stock shall be convertible (calculated as to each conversion to the nearest 1/10,000th of a share) shall be determined by dividing (A) the Liquidation Preference by (B) the Conversion Price in effect at the time of conversion.

               (ii) Notwithstanding the foregoing, at any time when a share of Series A Preferred Stock is not or ceases to be owned by the Initial Purchaser or an Affiliate of the Initial Purchaser, such share of Series A Preferred Stock, without any further action or deed on the part of the Company or any other Person, shall automatically convert into fully paid and non-assessable shares of Common Stock at the Conversion Price.
          (b) Mechanics of Conversion.
               (i) On the Conversion Date: (A) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (B) the shares of Series A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).
               (ii) Holders of shares of Series A Preferred Stock at the close of business on the record date for any payment of a dividend in which shares of Series A Preferred Stock are to participate pursuant to Section 3 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Series A Preferred Stock on a dividend payment record date whose shares of Series A Preferred Stock have been converted pursuant to Section 7(a) into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Series A Preferred Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon conversion of shares of Series A Preferred Stock pursuant to Section 7(a).
               (iii) From the date of this Certificate, the Company will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Series A Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock (as if all shares of Series A Preferred Stock are so convertible). The Company will procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of Series A Preferred Stock, subject to issuance or notice of issuance, on the principal domestic stock exchange on which the Common Stock is then listed or traded. The Company will take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Series A Preferred Stock will be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the shares of Common Stock are listed or traded.

               (iv) Issuances of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Series A Preferred Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the transferee of the Series A Preferred Stock that is to receive Common Stock pursuant to Section 7(a), and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been, or will timely be, paid.
               (v) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Value per share of Common Stock on the applicable Conversion Date.
               (vi) The Company shall procure that each share of Common Stock issued as a result of conversion of Series A Preferred Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.
          (c) Adjustments to Conversion Price. From and after the date of this Certificate, the Conversion Price shall be adjusted from time to time as follows:
               (i) Common Stock Event. Upon the occurrence of a Common Stock Event, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately following such action; provided, however, that the Conversion Price of shares of Series A Preferred Stock held by a holder thereof need not be adjusted in respect of a dividend or distribution covered by this paragraph to the extent such holder shall participate in such dividend or distribution equally and ratably on an as-converted basis for such Series A Preferred Stock pursuant to Section 3 hereof.
               (ii) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a Business Combination covered by Sections 7(c)(i) or 7(c)(iii) hereof), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to receive the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
               (iii) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by Section 7(c)(ii) hereof), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Series A Preferred Stock then outstanding shall have the right to convert only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock of the Company into which a share of Series A Preferred Stock would have been convertible at the conversion rate described under this Section 7 immediately prior to the Business Combination or reclassification.
               (iv) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Sections 7(c)(i), (ii) or (iii) hereof shall occur.
               (v) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 7(c) shall be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Section 7(c)(v) are not required to be made will be carried forward and given effect in any subsequent adjustment.
               (vi) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than action described in this Section 7(c), which in the opinion of the Board would materially adversely affect the conversion rights of the holders of shares of Series A Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances.
               (vii) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in this Section 7(c), the Company shall forthwith file, at the principal office of the Company, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at the address appearing in the Company’s records.
               (viii) Notices. In the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 7(c) or in Section 3 or 4 hereof, the Company shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Series A Preferred Stock, in the manner set forth in Section 7(c)(vii), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Series A Preferred Stock. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 177 Broad Street, Stamford, Connecticut 06901, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Series A Preferred Stock at their addresses appearing on the books of the Company.
     8. Mandatory Conversion.
     a) On the Mandatory Conversion Date, each share of Series A Preferred Stock that is outstanding as of such date, shall automatically convert into fully paid and non-assessable shares of Series B Preferred Stock with a liquidation preference equal to the $1,000 per share of Series B Preferred Stock, subject to adjustment as described in Section 7(c) hereof . All shares of Series A Preferred Stock being converted at one time by a holder shall be aggregated (even if they are represented by more than one certificate) in determining whether a holder would receive a fractional share of Series B Preferred Stock.
     b) On the Mandatory Conversion Date, any party entitled to receive shares of Series B Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Series B Preferred Stock on such date, whether or not such holder has surrendered the certificate or certificates for such holder’s shares of Series A Preferred Stock. A holder surrendering his or her certificate or certificates shall notify the Company of the name or names of such holder’s nominees in which such holder wishes the book entry evidence of ownership for shares of Series B Preferred Stock to be issued. The Company shall, as soon as practicable thereafter (and, in any event, within twenty (20) days of such surrender), cause to be issued book entry evidence of ownership of the number of shares of Series B Preferred Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as provided herein.
     c) The Company shall file a Certificate of Designations, Preferences and Rights of the 8% Series B Senior Preferred Stock of L-1 Identity Solutions, Inc., and shall reserve a sufficient number of shares of Series B Preferred Stock for issuance prior to the Mandatory Conversion Date.
     d) The text of the Certificate of Designations, Preferences and Rights of the 8% Series B Senior Preferred Stock of L-1 Identity Solutions, Inc. shall read as follows:
1.	“CERTAIN DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.
     “Board” shall mean the Board of Directors of the Company.
     “Common Stock” shall mean shares of common stock, par value $0.001, of the Company.
     “Dividend Payment Date” has the meaning set forth in Section 4 hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Junior Securities” has the meaning set forth in Section 3 hereof.

     “Liquidation Preference” has the meaning set forth in Section 5 hereof.
     “Original Issue Date” shall mean the date of the original issuance of shares of Series B Preferred Stock.
     “Parity Securities” has the meaning set forth in Section 3 hereof.
     “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
     “Preferred Stock” has the meaning set forth in Section 2 hereof.
     “Series B Dividend” has the meaning set forth in Section 4 hereof.
     “Series B Preferred Stock” has the meaning set forth in Section 2 hereof.
     “Stated Value” shall mean with respect to each share of Series B Preferred Stock, $1,000, plus any accrued dividends with respect to any such share of Series B Preferred Stock.
     “Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.
     2. NUMBER OF SHARES AND DESIGNATION. 25,000 shares of preferred stock of the Company shall constitute a series of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Company designated as 8% Series B Senior Preferred Stock (the “Series B Preferred Stock”). Each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate.
     3. RANK. The Series B Preferred Stock shall, with respect to payment of dividends and rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company rank (i) senior to all classes of Common Stock and to each other class of capital stock of the Company or series of Preferred Stock of the Company existing or hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of Common Stock of the Company, as “Junior Securities”); and (ii) on a parity with any class of capital stock of the Company or series of Preferred Stock of the Company hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”).
     4. DIVIDENDS.
               (i) The holders of the shares of Series B Preferred Stock shall be entitled to receive cumulative dividends on each outstanding share of Series B Preferred Stock (the “Series B Dividend”), payable at a rate per annum of 8% of the Stated Value on the Original Issue Date of

each such share of Series B Preferred Stock. The Series B Dividend shall not be paid in cash, and will accrue and cumulate and be added to the Stated Value on each Dividend Payment Date, whether or not declared by the Board. The Series B Dividend shall be payable from and including the Original Issue Date and shall accrue annually, in arrears, on the six-month anniversary of the Original Issue Date (each such date, a “Dividend Payment Date”). Accrued but unpaid Series B Dividends shall not bear interest, or any sum of money in lieu of interest.
               (ii) The amount of Series B Dividends payable for any period less than a full Dividend Period shall be determined on the basis of twelve 30-day months and a 360-day year. Series B Dividends shall be paid to the holders of record of shares of Series B Preferred Stock as each appears in the stock register of the Company on the close of business on the Original Issue Date.
     5. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock then outstanding shall, with respect to each share of Series B Preferred Stock, be entitled to be paid in redemption of such share out of the assets of the Company available for distribution to its stockholders a liquidation preference equal to the Stated Value per share of Series B Preferred Stock, before any distribution is made to holders of shares of Common Stock (the “Liquidation Preference”). For purposes hereof, a consolidation, merger, share exchange or similar transaction involving the Company and any other entity, or a sale or transfer of all or any part of the Company’s assets for cash, securities or other property, shall be considered a liquidation, dissolution or winding up of the Company within the meaning of this Section 5.
     6. VOTING RIGHTS. Other than any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have no voting rights.
     7. CERTAIN OTHER PROVISIONS.
a.	No share or shares of Series B Preferred Stock acquired by the Company shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series B Preferred Stock which the Company shall be authorized to issue.

b.	If any Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of Series B Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Company, an indemnity on customary terms for such situations reasonably satisfactory to the Company.

c.	The Company shall not, by amendment of its Amended and Restated Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against dilution or other impairment.
d.	The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.”
     9. CERTAIN OTHER PROVISIONS.
          (a) No share or shares of Series A Preferred Stock acquired by the Company shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock which the Company shall be authorized to issue.
          (b) If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of Series A Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Company, an indemnity on customary terms for such situations reasonably satisfactory to the Company.
          (c) The Company shall not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against dilution or other impairment. At all times, the Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue shares of Common Stock as herein contemplated upon conversion of shares of Series A Preferred Stock.
          (d) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
          (e) This Certificate shall become effective immediately upon it being filed with the Secretary of State of the State of Delaware on August 4th, 2008.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on this 30th day of July, 2008.

L-1 IDENTITY SOLUTIONS, INC.
By:	/s/ VINCENT D'ANGELO
	Name:	Vincent D’Angelo
	Title:	Senior Vice President, Finance and Chief Accounting Officer